Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	William M. Lowe, Jr.	Dean W. Dimke
	Executive Vice President and	Director of Corporate and
	Chief Financial Officer	Investor Communications
	864-963-6484	954-766-2806
	billlowe@kemet.com	deandimke@kemet.com

KEMET ANNOUNCES THE SALE OF ITS WET TANTALUM ASSETS

GREENVILLE, S.C. September 15, 2008 - KEMET Corporation (NYSE:KEM) today announced that it has sold its Wet Tantalum assets to a wholly-owned subsidiary of Vishay Intertechnology, Inc. (NYSE:VSH) for $35.2 million and other consideration in the form of a three-year term loan of $15 million.  Sales generated by these assets during the Company’s fiscal year ended March 31, 2008 were approximately $16.0 million and $4.4 million during the quarter ended June 30, 2008.  Closing is scheduled to occur by the close of business today.

“During our process of exploring various alternatives for repositioning our capital structure, we were able to complete this transaction at an opportune time to allow the Company to use the proceeds of the asset sale and loan to redeem its outstanding Senior Notes with an outstanding principal balance of forty million dollars in an expeditious manner.  This transaction will allow us to reduce our total debt outstanding; however, we are continuing to pursue financing alternatives that might provide greater flexibility and liquidity for the future compared to our current capital structure. We have also identified certain non-core assets that will be held for sale that are not in line with the Company’s strategic direction,” said Per Loof, KEMET’s Chief Executive Officer.  “Regarding our current operating environment, we believe in our plans for building our business.  The integration efforts are on track, we continue to service our customers globally, and I am confident that the integration and restructuring actions we have taken will improve our results.  I can now redirect my focus to helping KEMET leverage its position as the “easy-to-buy-from” capacitance company.  We believe there are many opportunities to build market share in areas where we see real potential for growth such as the emerging green technologies,” continued Loof.

KEMET will provide Vishay with certain manufacturing and other services during a transition period. Terms of the secured loan of $15 million to KEMET from Vishay include: a three-year non-amortizing maturity, an interest rate of LIBOR plus four percent, security consisting of accounts receivable currently in the amount of approximately $34 million, and certain limited events of default.

P.O. Box 5928, Greenville, South Carolina 29606 U.S.A.

Tel: 864.963.6300   Fax: 864.963.6521

KEMET Corporation (KEM) applies world-class service and quality to deliver industry-leading, high-performance capacitance solutions to its customers around the world. KEMET offers the world’s most complete line of surface-mount and through-hole capacitor technologies across tantalum, ceramic, film, aluminum, electrolytic, and paper dielectrics. KEMET’s common stock is listed on The New York Stock Exchange under the symbol KEM. Additional information about KEMET can be found at http://www.kemet.com ..

CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal security laws about KEMET Corporation (the “Company”) financial condition and results of operations that are based on management’s current expectations, estimates and projections about the markets, in which the Company operates, as well as management’s beliefs and assumptions. Words such as “expects,” “anticipates,” “believes,” “estimates,” variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies’ policies and legislation, and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company’s other reports and filings with the Securities and Exchange Commission.

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